IN THE UNITED STATES BANKRUPTCY COURT
          FOR THE WESTERN DISTRICT OF PENNSYLVANIA



IN RE:


PETROL REM, INC.
Bankruptcy No. 03-23238-MBM



               Debtor(s)           Chapter 11



             POST-CONFIRMATION ORDER AND NOTICE



     AND NOW, at Pittsburgh this  8th day of July, 2004;


     All creditors and all other parties in interest are

hereby notified that the Plan, or the Plan as modified,

filed by  the Debtor-in-Possession on March 12, 2004, has

been confirmed by Order of Court dated July 8, 2004,  and

that to the extent provided in 11 U.S.C  1141, discharges

the debtor, binds the debtor and other entities, vests

property of the estate in the debtor free and clear of

claims and interests of respect to any debt discharged. The

plan constitutes a new agreement between the debtor and the

creditor which is binding and shall be enforceable as any

other contract in the courts of the states or United States.



          This order is entered to provide a timetable for

final action in this case.



          IT IS THEREFORE ORDERED:

(1)       ADMINISTRATIVE EXPENSES AND PROFESSIONAL FEES


          All applications for award of compensation or expenses to a trustee, examiner, attorney or other professional person and all other motions for allowance of administrative expenses shall be served and filed within forty-five (45) days after the date of this order.


(2)  OBJECTIONS TO CLAIMS

          Any claim objection shall be served and filed within forty-five (45) days after the effective date of this order.


(3)  REPORTS

          Pursuant to 11 U.S.C. 1106(a)(7), the debtor or trustee shall file, within forty-five (45) days after the date of this order, a status report detailing the actions taken by the debtor or trustee and the progress made in the consummation of the plan. Said reports shall be filed every January 15th and every July 15th thereafter until a final decree has been entered.

(4)  OTHER PROCEEDINGS

          Any other adversary proceeding, contested matter, motion or application shall be filed within forty-five (45) days after the effective date of this order.

(5)  CLERKS CHARGES AND REPORT INFORMATION

          Within fifteen (15) days of the date of this order, debtor shall submit a written request to the clerk of court to obtain the sum representing any notice and excess claim charges. Said amount shall be paid in full within forty-five (45) days of the date of this order.

(6)  UNITED STATES TRUSTEE FEES

          Payment of all fees due to the United States trustee must be provided for pursuant to 11 U.S.C.
           1129(a)(12).


(7)  FINAL REPORT AND DECREE

          Within forty-five (45) days of consummation of a Plan, the debtor or trustee shall file a Report And Application For Final Decree in accordance with 11 U.S.C. 1106(a)(7). The report shall include a narrative of the activities taken toward compliance with the plan and the information contained in the Report For Bankruptcy Judges In Cases To Be Closed, attached hereto as Exhibit A. For purposes of this paragraph, "consummation" means the distribution of any deposit required by the plan. If no deposit was required, "consummation" means the payment of the first distribution required by the plan.

(8)                 EXTENSIONS OF TIME

                     Any time period established in this
          order may be extended by the court for cause after notice and hearing, but only upon motion filed prior to the deadline established under the relevant paragraph of this order. Nothing is this order shall preclude any proceeding in another court with jurisdiction within time limits which might otherwise be applicable.

(9)                NOTICE

          The debtor's attorney shall mail a copy of the order confirming the plan (a copy of the plan need not be attached) and this Post-Confirmation Order (Exhibit A, Report for Bankruptcy Judges In Cases To Be Closed, need not be attached) as notice thereof to all creditors and all other parties in interest, the debtor, debtor's notices, all professionals who may have administrative claims against the estate of the debtor, and the United States trustee, and file a certificate of service within ten (10) days of the date of this order.

(10) CONTINUATION STATEMENTS

         Judgment holders should revive their liens and secured creditors should file continuation statements, if appropriate, within sixty (60) days of the date of this order for purposes of 13 PA.
          C.S.A.  9403.







(11) CASE CLOSING

         This case shall be closed six (6) calendar months from the date of the order confirming the plan or upon entry of the final decree. At the expiration of six (6) months, or in the absence of a motion for final decree (or for an extension to file same), the debtor's attorney and the clerk shall advise the court as to why the case cannot be closed.












                                        M. BRUCE MCCULLOUGH
                                         U.S Bankruptcy
Judge


     cm:  Steven Shreve, Esp.
          Office of the U.S. Trustee